Exhibit 1.3

AMENDMENT NO. 2 TO EQUITY DISTRIBUTION AGREEMENT

August 5, 2015

This Amendment No. 2 to the Equity Distribution Agreement referenced below (this “Amendment”) by Health Care REIT, Inc., a Delaware corporation (the “Company”), and [●] (the “Manager”) is entered into on and as of August 5, 2015.

WHEREAS, the Company and the Manager entered into an Equity Distribution Agreement, dated as of November 12, 2010, as amended by Amendment No. 1 to Equity Distribution Agreement, dated as of September 1, 2011 (the “Agreement”), for the issuance and sale, through or to the Manager, as sales agent and/or principal, of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).

WHEREAS, the Company also entered into separate equity distribution agreements (each, an “Alternative Distribution Agreement,” and collectively “Alternative Distribution Agreements”), dated as of November 12, 2010, each as amended by Amendment No. 1 to Equity Distribution Agreement, dated as of September 1, 2011, with each of [●], [●] and [●] (each, an “Alternative Manager,” and collectively, the “Alternative Managers”) for the issuance and sale through or to, as sales agents and/or principals, the Alternative Managers.

WHEREAS, shares of Common Stock may be issued and sold to the respective managers pursuant to the Agreement and the Alternative Distribution Agreements having an aggregate offering price of up to $630,015,047.63.

WHEREAS, the Company has, as of the date of this Amendment, issued and sold Common Stock pursuant to the Agreement and the Alternative Distribution Agreements having an aggregate offering price of $172,903,171.

WHEREAS, the Company and the Manager desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

Section 1. Amendment to the Agreement. The second sentence of Section 1 of the Agreement is hereby amended such that “RBS Securities Inc.” contained therein is deleted in its entirety.

Section 2. Amendment to the Agreement. Section 6(c)(vii) of the Agreement is hereby deleted in its entirety.

Section 3. Effectiveness. This Amendment shall be effective as of the date hereof for all future offers and sales under the Agreement.

Section 4. Representations and Warranties. The Company represents to the Manager that it has duly authorized, executed and delivered this Amendment.

Section 5. Continuing Effect. Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its respective terms and is hereby in all respects ratified and confirmed.

Section 6. References to Agreements. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith, shall, from the date hereof, be deemed a reference to the Agreement as amended hereby.

Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the law governing the Agreement.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same document.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

HEALTH CARE REIT, INC.

By:
	Name:	Scott A. Estes
	Title:	Executive Vice President and Chief
Financial Officer

[●]

By:
Name:
Title: